Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Outerwall Inc.:

We consent to the use of our report dated February 8, 2013, except as to Notes 2, 3, 4, 6 and 20, which are as of September 6, 2013, with respect to the consolidated balance sheets of Outerwall Inc. as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, incorporated herein by reference to the Form 8-K of Outerwall Inc. dated September 6, 2013, and to the reference to our firm under the heading “Experts” in the prospectus. We also consent to the use of our report dated February 8, 2013 with respect to the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference to the December 31, 2012 annual report on Form 10-K of Outerwall Inc.

/s/ KPMG LLP

Seattle, WA

September 6, 2013